Exhibit 10.01

LEASE

by and between

WTA Pastoria II LLC,

a California limited liability company

(“Landlord”)

and

Ceribell, Inc.,

a Delaware corporation

(“Tenant”)

For the approximately 15,600 sq. ft. Premises at

360 N. Pastoria Avenue, Sunnyvale, California

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10.	Use.		6
	10.1	Tenant’s Use	6
	10.2	Compliance	6
	10.3	Hazardous Materials.	6
11.	Quiet Enjoyment		7
12.	Alterations		7
13.	Surrender of the Premises		8
14.	Real Property Taxes		8
	14.1	Payment by Tenant	8
	14.2	Proration	8
15.	Utilities and Services		9
16.	Repair and Maintenance		9
	16.1	Landlord’s Obligations	9
	16.2	Tenant’s Obligations	9
	16.3	Tenant to Pay Operating Expenses	10
	16.4	Waiver	10
	16.5	Compliance with Government Regulations	10
17.	Liens		11
18.	Landlord’s Right to Enter the Premises		11
19.	Signs		11
20.	Insurance		12
	20.1	Tenant’s Indemnification	12
	20.2	Tenant’s Insurance	12
	20.3	Landlord’s Insurance	13
	20.4	Insurance Requirements	13
	20.5	Landlord’s Disclaimer	13
21.	Waiver		13
22.	Damage or Destruction		13
	22.1	Partial Damage Insured	13
	22.2	Partial Damage – Uninsured	14
	22.3	Total Destruction	14
	22.4	Landlord’s Obligations	15
	22.5	Damage Near End of Term	15
23.	Condemnation		15
24.	Assignment and Subletting		16
	24.1	Landlord’s Consent	16
	24.2	Information to Be Furnished	16
	24.3	Landlord’s Alternatives	16
	24.4	Executed Counterpart	16

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	24.5	Exempt Sublets	16
	24.6	Sublet Profits	16
25.	Default		17
	25.1	Tenant’s Default	17
	25.2	Remedies	17
	25.3	Landlord’s Default	18
26.	Subordination		18
27.	Notices		19
28.	Attorneys’ Fees		19
29.	Tenant Statements		19
	29.1	Estoppel Certificates	19
	29.2	Financial Statements	19
30.	Transfer of the Property by Landlord		20
31.	Landlord’s Right to Perform Tenant’s Covenants		20
32.	Tenant’s Remedy		20
33.	Mortgagee Protection		20
34.	Brokers		20
35.	Acceptance		20
36.	Recording		21
37.	Modifications for Lender		21
38.	Parking		21
39.	General		21
	39.1	Captions	21
	39.2	Executed Copy	21
	39.3	Time	21
	39.4	Separability	21
	39.5	Choice of Law	21
	39.6	Terminology	21
	39.7	Binding Effect	22
	39.8	Waiver	22
	39.9	Entire Agreement	22
	39.10	Authority	22
	39.11	Exhibits	22

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TABLE OF EXHIBITS

EXHIBIT A	The Premises

EXHIBIT B	The Property

EXHIBIT C	Commencement Date Memorandum

EXHIBIT D	Work Letter Agreement

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LEASE SUMMARY

Lease Date:	July , 2021

Landlord:	WTA Pastoria II LLC

Tenant:	Ceribell, Inc.

Address for Notices:

To Landlord:	########### ###########

To Tenant:	Prior to the Commencement Date: Ceribell, Inc. ########### ########### Attn: VP of Operations

Following the Commencement Date: Ceribell, Inc. 360 North Pastoria Avenue Sunnyvale, CA 94025 Attn: VP of Operations

Premises Address:	360 North Pastoria Avenue Sunnyvale, CA, 94025

Premises Square Footage:	Approximately 15,600 square feet

Tenant's Pro-Rata Share:	42.27%

Commencement Date:	The first day of the Term of this Lease, which shall be determined as provided in Paragraph 4.

Term:	Sixty-three (63) months

Monthly Rent:	Months of Term	Monthly Rent (NNN)
	1 - 3	$0.00/month
	4 - 12	$63,960.00/month
	13 - 24	$65,879.00/month
	25 - 36	$67,855.00/month
	37 - 48	$69,890.00/month
	49 - 60	$71,988.00/month
	61 - 63	$74,147.00/month

Security Deposit:	$255,840.00, subject to the provisions of paragraph 7

STANDARD MULTI-TENANT LEASE

THIS LEASE (the “Lease”), for reference purposes only dated July , 2021 (the “Lease Date”) is entered into by and between WTA Pastoria II LLC, a California limited liability company (“Landlord”), whose address is c/o Huettig & Schromm, Inc., 431 Burgess Drive, Suite 200, Menlo Park, California 94025, and Ceribell, Inc., a Delaware corporation (“Tenant”).

1. Basic Lease Provisions.

1.1 Premises. Those premises consisting of approximately 15,600 square feet of space in the Building located at 360 N. Pastoria Ave., California, as approximately shown on the floor plan attached hereto as EXHIBIT A.

1.2 Building. That certain one-story building consisting of approximately 36,894 square feet, commonly known as 360 N. Pastoria Ave., California.

1.3 Commencement Date. The first day of the Term of this Lease, which shall be determined as provided in Paragraph 4.

1.4 Term. Sixty-three (63) months.

1.5 Use. General office, administration, lab (including electronics lab), research and development, inspection, testing, light manufacturing, shipping and receiving, and warehouse.

1.6 Monthly Rent. The net monthly rent due under this Lease in accordance with the following schedule:

Months of Term	Monthly Rent (NNN)
1 - 3	$0.00/month
4 - 12	$63,960.00/month
13 - 24	$65,879.00/month
25 - 36	$67,855.00/month
37 - 48	$69,890.00/month
49 - 60	$71,988.00/month
61 - 63	$74,147.00/month

1.7 Security Deposit. $255,840.00, subject to reduction as provided in

Paragraph 7.

1.8 Property. The real property located at 360 N. Pastoria Ave., California, more particularly described on EXHIBIT B.

1.9 Brokers. Steve Horton and Kelly Yoder, Cushman & Wakefield (Landlord) and Payam Tabar and Timo Provosty, CBRE (Tenant).

2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

3. Definitions. The following terms shall have the following meanings in this Lease:

3.1 Alterations. Any alterations, additions or improvements made in, on or about the Building by Tenant after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, partitioning, window coverings and carpentry installations.

3.2 Commencement Date. The Commencement Date of this Lease shall be the first day of the Term determined in accordance with Paragraph 4.1.

3.3 HVAC. Heating, ventilating and air conditioning.

3.4 Interest Rate. The lesser of the prime rate published from time to time by Bank of America, N.A. plus two percent per annum, or ten percent (10%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.

3.5 Landlord’s Agents. Landlord’s authorized agents, managers, partners, officers, and employees.

3.6 Outside Area. All areas and facilities within the Property, exclusive of the Building, including without limitation, parking areas, access and perimeter roads, sidewalks, landscaped areas, service areas, trash disposal facilities, and similar areas and facilities, subject to the reasonable rules and regulations and changes therein from time to time promulgated by Landlord governing the use of the Outside Area.

3.7 Real Property Taxes. Any form of assessment, license, fee, rent tax, levy, penalty (if a result of Tenant’s delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Property or any part thereof or the rent and other sums payable hereunder by Tenant, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Property or any part hereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in all or any part of the Property; or (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Property whether or not now customary or within the contemplation of the parties. “Real Property Taxes” shall not include, and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term.

3.8 Rent. The net Monthly Rent plus the Additional Rent described in Paragraph 5.2.

3.9 Sublet. Any transfer, sublet, assignment, license or concession agreement, mortgage, or hypothecation of this Lease or the Tenant’s interest in the Lease or any portion thereof.

3.10 Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

3.11 Tenant Improvement Allowance. The allowance to be provided by Landlord for the design and construction of the Tenant Improvements in the total amount of $312,000.00.

3.12 Tenant Improvements. The improvements to the Premises to be constructed by Landlord pursuant to the terms of the Work Letter Agreement attached hereto as EXHIBIT D.

3.13 Tenant’s Agents. Tenant’s authorized agents, directors, officers, and employees.

3.14 Tenant’s Personal Property. Tenant’s trade fixtures, furniture, equipment and other personal property in the Premises.

3.15 Tenant’s Pro-Rata Share. Tenant’s share of operating expenses based on Tenants percentage of square footage in relation to the Project, which for purposes of this Lease is forty-two and 27/100ths percent (42.27%).

4. Lease Term.

4.1 Term. The term of this Lease (“Term”) shall be sixty-three (63) months, commencing on the date the Tenant Improvements are substantially completed and possession of the Premises is delivered to Tenant in good, vacant, broom clean condition, with all building systems in good working order (“Commencement Date”) and expiring on that date that is sixty-three (63) months from the Commencement Date, unless sooner terminated. Landlord estimates that the Tenant Improvements will be substantially completed on or about November 1, 2021. Upon determination of the actual Commencement Date, Landlord and Tenant shall confirm in writing the Commencement Date and the expiration date of the Term by executing and delivering a Commencement Date Memorandum in the form attached hereto as EXHIBIT C. For purposes of this Lease, the Tenant Improvements will be deemed to be “substantially completed” on the date the City of Sunnyvale has approved the Tenant Improvements constructed pursuant to the Final Plans and Specifications in accordance with its building code, as evidenced by its completion of a final inspection and written approval of the Tenant Improvements as so completed in accordance with the building permit issued for the Tenant Improvements and a certificate of occupancy, or other governmental approval permitting legal occupancy of the Premises, is issued for the Premises. Notwithstanding anything to the contrary herein, if the Commencement Date has not occurred on or before January 31, 2022 for any reason other than a Tenant Delay or any delay caused by Force Majeure (as defined below), then the date Tenant is otherwise obliged to commence payment of Rent shall be delayed by one day for each day that the Commencement Date is delayed beyond such date.

4.2 Tenant Delays. Notwithstanding the provisions of Paragraph 4.1, if the Tenant Improvement are not substantially completed by November 1, 2021, as a result of any delays caused by Tenant, then, the Commencement Date shall be accelerated by one (1) day for each day of any delay caused by Tenant. Delays caused by Tenant (each, a “Tenant Delay”) shall mean any actual delays in completion of the Tenant Improvements that are caused by: (i) Tenant’s failure to furnish information to Landlord for the preparation of the Final Plans and Specifications for the Tenant Improvements within five (5) business days after Landlord’s written request therefor; (ii) Tenant’s request for any special materials, finishes or installations which are not readily available or will require a long lead time, provided that Landlord has informed Tenant of any delays that will result from the selection of such materials, finishes or installations and Tenant still elects to use such materials, finishes or installations; (iii) Tenant’s request for any changes or additions to the Tenant Improvements shown on the approved Space Plan, provided that Landlord has informed Tenant of any delays that will result from such changes or additions and Tenant still elects to proceed with such changes or additions; (iv) Tenant’s failure to reasonably approve the Final Plans and Specifications in accordance with the provisions set forth in the Work Letter Agreement attached as EXHIBIT D; (v) Tenant’s request for any changes to the Final Plans and Specifications after they have been approved by Landlord and Tenant, provided that Landlord has informed Tenant of any delays that will result from such changes and Tenant still elects to proceed with such changes; (vi) Tenant’s failure to complete any of its own work, including installation in the Premises of any of Tenant’s furniture, fixtures and equipment, to the extent Tenant delays completion by the City of Sunnyvale of its final inspection and approval of the Tenant Improvements; or (vii) any interference with the construction and/or installation of the Tenant Improvements that is caused by Tenant or by Tenant’s contractors or subcontractors and continues for one (1) day following Tenant’s receipt of notice thereof from Landlord.

4.3 Early Entry. Tenant shall be permitted to enter the Premises commencing October 15, 2021 for purposes of installing Tenant’s cabling, furniture, fixtures and equipment in the Premises and otherwise preparing the Premises for Tenant’s occupancy and, to the extent permitted by applicable laws, to occupy and use the Premises for the purposes permitted under Paragraph 10.1, provided that Tenant’s early entry and early occupancy does not interfere with Landlord’s completion of the Tenant Improvements. Such early entry and early occupancy shall be at Tenant’s sole risk and subject to all the terms and provisions hereof, except for the payment of Monthly Rent, which shall commence on first day of the fourth month of the Term, and the payment of Operating Expenses, which shall commence on the Commencement Date. Prior to such early entry, Tenant shall deliver to Landlord the certificate of insurance required under Paragraph 20.4 of this Lease. Landlord shall have the right to impose such additional conditions on Tenant’s early entry and early occupancy as Landlord shall deem reasonably appropriate, which shall include Landlord’s right to designate those areas in the Premises which may be used for Tenant’s early occupancy.

5. Rent.

5.1 Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, commencing on first day of the fourth (4th) month of the Term and continuing thereafter on the first (1st) day of each calendar month throughout the Term, net Monthly Rent in the amounts set forth in Paragraph 1.6, except that the Monthly Rent for the fourth month of the Term shall be paid by Tenant upon execution of this Lease. Net Monthly Rent shall be payable in advance, without abatement, deduction, claim, offset, prior notice or demand, except as otherwise specifically provided herein.

5.2 Additional Rent. All monies required to be paid by Tenant under this Lease, including, without limitation, Operating Expenses pursuant to Paragraph 16.3, shall be deemed Additional Rent and shall be paid to Landlord monthly, commencing on the Commencement Date and continuing thereafter on the first (1st) day of each calendar month throughout the Term.

6. Late Payment. Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Therefore, notwithstanding the notice provision in Paragraph 25.1.1, if any installment of Rent or any other charge due from Tenant is not received by Landlord within ten (10) days after the date such Rent or other charge is due, Tenant shall pay to Landlord a sum equal to ten percent (10%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Notwithstanding the foregoing, before assessing a late charge the first time in any twelve (12) month period, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge if Tenant pays such delinquency within five (5) days thereafter.

Initials:
/s/ MD	/s/ SB	/s/ DR
Landlord	Tenant

7. Security Deposit. Tenant shall deposit with Landlord upon execution of this Lease the Security Deposit set forth in Paragraph 1.7 for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant is in default beyond any applicable notice and cure periods with respect to any provision of this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any Rent or other sum in default, the repair of such damage to the Premises or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default to the full extent permitted by law. Tenant hereby waives any restriction on the use or application of the Security Deposit by Landlord as set forth in California Civil Code Section 1950.7. If any portion of the Security Deposit is so applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. The Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of termination of the Lease. Provided that Tenant has not been in default beyond any applicable notice and cure periods under this Lease at any time during the first thirty-six (36) months of the Term, the Security Deposit shall be reduced to $74,147.00 and Landlord shall refund the balance of the Security Deposit to Tenant no later than the expiration of the 37th month of the Term.

8. Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only and not a renewal hereof or any extension for any further term. In such event, Tenant shall pay net Monthly Rent equal to one hundred fifty percent (150%) of the net Monthly Rent payable during the last month of the Term and such month-to-month tenancy shall be subject to every other term, covenant and agreement of this Lease. If Tenant fails to surrender the Premises upon the expiration of the Term despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation any claim made by a succeeding tenant, resulting from Tenant’s failure to surrender.

9. Condition of Premises.

9.1 Acceptance of Premises. Landlord shall construct the Tenant Improvements to the Premises in accordance with the Work Letter Agreement attached to this Lease as EXHIBIT D. Tenant’s acceptance of the Premises or submission of a “punch list” shall not be deemed a waiver of Tenant’s rights to have defects in the Tenant Improvements repaired at no cost to Tenant provided that Tenant notifies Landlord of any such defects in the Tenant Improvements prior to the expiration of the first year of the Term. Thereafter, Tenant shall be solely responsible for any maintenance and/or repairs to the Tenant Improvements as provided in Paragraph 16.2 below. Any damage to the Premises caused by Tenant’s move-in shall be repaired or corrected by Tenant, at its expense. Tenant acknowledges that neither Landlord nor Landlord’s Agents have agreed to undertake any Alterations or construct any Tenant Improvements to the Premises except as expressly provided in this Lease.

9.2 CASp Inspections. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that the Premises have not been inspected by a Certified Access Specialist (CASp). As required by such statute, Landlord further notifies Tenant that: “A Certified Access Specialist (CASp) can inspect the premises and determine whether the premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the premises, the commercial property owner or Landlord may not prohibit the Tenant or tenant from obtaining a CASp inspection of the premises for the occupancy or potential occupancy of the Tenant or tenant, if requested by the Tenant or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

10. Use.

10.1 Tenant’s Use. Tenant shall use the Premises solely for the purposes specified in Paragraph 1.5 and shall not use the Premises for any other purpose without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

10.2 Compliance. Tenant shall not use the Premises, or suffer or permit any of Tenant’s Agents, contractors or invitees to do anything in or about the Premises, in conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of duly constituted public authorities now in force or which may hereafter be in force, or the requirements of the Board of Fire Underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load reasonably determined by Landlord or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow such to remain outside the Building proper, except in the enclosed trash areas provided, if any. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building.

10.3 Hazardous Materials. Tenant, at its sole cost, shall comply with all Laws relating to Tenant’s storage, use and disposal of any hazardous, toxic or radioactive materials, including those materials identified in 22 California Code of Regulations Sections 66261.1 et seq., as they may be amended from time to time (collectively “Hazardous Materials”). If Tenant does store, use or dispose of any Hazardous Materials, other than office supplies and cleaning supplies typically used in administrative offices, Tenant shall notify Landlord in writing at least ten (10) days prior to their first appearance on the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord and Landlord’s Agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any storage, use or disposal of Hazardous Materials in, on or about the Premises by Tenant or Tenant’s Agents or invitees. Tenant shall further be solely responsible for and shall defend, indemnify and hold Landlord and Landlord’s Agents harmless from and against any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, clean-up and restoration work and materials necessary to return the Premises and the Property and any other property of whatever nature to their condition existing prior to the appearance of any such Hazardous Materials on the Premises, to the extent the same was caused by the storage, use or disposal of Hazardous Materials in, on or about the Premises by Tenant or Tenant’s Agents, contractors or invitees. Tenant’s obligations hereunder shall survive the termination of this Lease.

11. Quiet Enjoyment. Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

12. Alterations. After the Commencement Date, Tenant shall not make any Alterations in, on or about the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Landlord’s consent shall not be required for any nonstructural Alterations to the Premises which do not affect the electrical, plumbing, HVAC or mechanical systems of the Building and do not exceed Ten Thousand and no/100ths Dollars ($10,000.00) in cost so long as Tenant provides Landlord with prior notice of any such Alterations. Notwithstanding the foregoing, Tenant shall not, without the prior written consent of Landlord, make any Alterations to the exterior of the Building or the Outside Area; Alterations to and penetrations of the roof of the Building; or Alterations visible from outside the Building, to all of which Landlord may withhold Landlord’s consent on wholly aesthetic grounds. All Alterations shall be constructed and/or installed (i) by Landlord’s contractor or a contractor reasonably approved by Landlord; provided, however, that if Tenant selects, and Landlord approves, a contractor other than Landlord’s contractor, then Landlord shall enter into the contract for such Alterations with such contractor; (ii) at Tenant’s sole expense, (iii) in compliance with all applicable Laws and permit requirements, (iv) pursuant to plans and specifications approved by Landlord if Landlord’s consent is required for such Alterations, and (v) in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. All Alterations made by Tenant shall be and become the property of Landlord upon installation and shall not be deemed Tenant’s Personal Property; provided, however, that Landlord may, at Landlord’s option, require Tenant to remove, at Tenant’s expense, any or all Alterations installed by Tenant from the Premises at the expiration or sooner termination of this Lease. If Landlord’s consent is required for any Alterations, then Landlord shall notify Tenant of Landlord’s election at the time that Landlord’s consent is granted for such Alterations. If, however, Landlord’s consent is not required for such Alterations, Landlord shall notify Tenant of Landlord’s election within ten (10) business days after Tenant’s request for such determination by Landlord. If Tenant removes any Alterations as required or permitted herein, Tenant shall repair any and all damage to the Premises caused by such removal and return the Premises to their condition as of the Commencement Date, normal wear and tear, casualty, condemnation, and repairs that are not Tenant’s responsibility hereunder excepted and subject to the provisions of Paragraph 22. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any Alterations made by it to the Premises.

13. Surrender of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in the condition and repair received, normal wear and tear and condemnation, fire or other casualty, and repairs that are not Tenant’s responsibility hereunder excepted, with all interior walls repaired if marked or damaged, all carpets and floors cleaned, all doors and casework repaired if damaged or marred, all broken, marred or nonconforming acoustical ceiling tiles replaced with new tiles to match existing, all windows washed, the plumbing and electrical systems and lighting in the order and repair received, including replacement of any burned out or broken light bulbs or ballasts with bulbs or ballasts to match existing, the HVAC equipment serviced and repaired by a reputable and licensed service firm, all to the reasonable satisfaction of Landlord. Tenant shall remove the Tenant Improvements from the Premises, any Tenant’s Alterations required to be removed pursuant to Paragraph 12, and all of Tenant’s Personal Property and restore the Premises to their original condition (normal wear and tear and condemnation, fire or other casualty, and repairs that are not Tenant’s responsibility hereunder excepted) as shown on the construction plans for a Market Ready Interior Improvement prepared by ArcTec, Project No. 205097, dated July 10, 2020, with materials and finishes consistent with those improvements in the Premises as of the date of this Lease. If Tenant fails to remove the Tenant Improvements and any such Alterations and complete the restoration of the Premises as required herein, then Landlord may do so at Tenant’s expense and Tenant shall be liable to Landlord for any such costs of removal and restoration, together with interest at the Interest Rate from the date of expenditure by Landlord. If Tenant fails to remove any of Tenant’s Personal Property, and such failure continues after the termination of this Lease, Landlord may either retain such property or dispose of any such property without any liability to Tenant therefor, and all rights of Tenant with respect to any such property shall cease.

14. Real Property Taxes.

14.1 Payment by Tenant. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Pro-Rata Share of the Real Property Taxes for the Property as set forth on the most current County assessor’s tax statement for the Property. Landlord shall bill Tenant twice annually for the Real Property Taxes due and Tenant shall pay such Real Property Taxes within thirty (30) days after Landlord’s written request therefor, which shall be accompanied by a copy of the County tax assessor’s bill for such Real Property Taxes. If any Real Property Taxes increase from time to time due to a new tax statement from the County assessor, Tenant shall pay such increase within thirty (30) days after receipt of a statement from Landlord. Assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges are to be included within the definition of Real Property Taxes for purposes of this Lease.

14.2 Proration. Tenant’s liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Term.

15. Utilities and Services. Tenant shall pay promptly directly to the provider all charges for water, gas, electricity, sewer, telephone, refuse pickup, and all other utilities, materials and services to the extent separately contracted by Tenant and furnished directly to Tenant in, on or about the Premises during the Term, together with any taxes thereon. Landlord shall not be liable in damages, consequential or otherwise, nor shall Tenant be entitled to any Rent reduction, Rent abatement or right to terminate this Lease, as result of any failure or interruption of any utility service or other service furnished to the Premises. Landlord shall use diligent efforts to promptly correct any failure or interruption caused by the act or neglect of Landlord.

16. Repair and Maintenance.

16.1
Landlord’s Obligations. Landlord shall at all times and at its own expense clean, keep and maintain in good safe and sanitary order, condition and repair the foundation of the Building, the concrete sub-flooring, the structural elements of the roof, the structural condition of exterior and load-bearing walls, footings and any underground utilities serving the Building, except that any damage to any of the forgoing that is caused by the negligence or willful misconduct of Tenant, its agents, employees or invitees, shall be repaired at Tenant’s expense, to the extent the same is not covered by the property insurance required to be carried by Landlord hereunder. Landlord shall also maintain, repair and replace the roof membrane of the Building, the Building elevators, the HVAC system, exterior glass, and all other elements of the Building (other than the Tenant Improvements) not covered by the immediately preceding sentence, and the Outside Area, and Tenant shall reimburse Landlord for Tenant’s Pro-Rata Share of the costs thereof as provided in Paragraph 16.3; provided, however, that any damage to any of the forgoing that is caused by the negligence or willful misconduct of Tenant, its agents, employees or invitees, shall be repaired at Tenant’s expense, to the extent the same is not covered by the property insurance required to be carried by Landlord hereunder.
16.2
Tenant’s Obligations. Tenant shall at all times and at its own expense, clean, keep and maintain in good, safe and sanitary order, condition and repair every part of the Premises which is not within Landlord’s obligation pursuant to Paragraph 16.1. Tenant’s repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, all equipment, fixtures, interior walls, floors, ceilings, interior windows, store front, doors, entrances, interior plate glass, showcases, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, any automatic fire extinguisher equipment within the Premises, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Tenant shall provide, at Tenant’s expense, all janitorial service to the Premises and all pest control within the Premises. Tenant shall have the benefit of any warranties available to Landlord with respect to any improvements or equipment to be maintained by Tenant as provided herein.

16.3
Tenant to Pay Operating Expenses. Tenant shall pay, as Additional Rent, Tenants Pro-Rata Share of all reasonable costs and expenses paid or incurred by Landlord in operating, owning, managing, insuring, maintaining and repairing the Property (collectively, the “Operating Expenses”). Operating Expenses may include, without limitation, the cost of labor, materials, supplies and services used or consumed in operating, maintaining, repairing and replacing, as necessary, the Building systems, the elevators, the roof membrane (including annual inspections and preventive maintenance work on the roof), exterior windows, and exterior walls of the Building, and the Outside Area, including landscaping and sprinkler systems, concrete walkways and paved parking areas, signs and site lighting; all utilities for water, gas, and electricity which are not paid directly by Tenant; trash removal; sewer charges; any alterations or improvements required by Laws; and a management fee. Any Operating Expenses that constitute capital expenditures under generally accepted accounting principles, including but not limited to the following, shall be amortized over their useful life in accordance with generally accepted accounting principles if the amount of such capital expenditure exceeds $20,000: (i) capital improvements made to reduce Operating Expenses; (ii) capital improvements made to comply with any Laws that are enacted or modified after the Commencement Date; and (iii) repairs and/or replacements of any HVAC, mechanical, electrical, plumbing, or life safety equipment, the elevators or any components thereof, or the roof membrane. Landlord shall bill Tenant monthly for the Operating Expenses paid or incurred by Landlord in each month of the Term and Tenant shall pay the Operating Expenses due for each such month within thirty (30) days after Tenant’s receipt of an invoice from Landlord specifying the Operating Expenses due. Notwithstanding anything to the contrary herein, “Operating Expenses” shall not include and Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of the following: (a) costs occasioned by casualties or condemnation; (b) co-insurance payments or any deductibles for earthquake insurance; (c) costs incurred in connection with the presence of any Hazardous Material; (d) interest, charges and fees incurred on debt; (e) expense reserves; (f) costs of structural repairs; (g) any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Project in excess of 3% of gross revenues; and (h) costs to correct any construction defect in the Project or to comply with any Law applicable to the Project on the Commencement Date.
16.4
Waiver. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.
16.5
Compliance with Government Regulations. Tenant shall, at its cost, comply with all federal, state and local laws, statutes, ordinances and governmental regulations, including the Americans with Disabilities Act (collectively, “Laws”) relating to Tenant’s use or occupancy of the Premises. The foregoing shall specifically include the obligation to complete any Alterations to the Premises and/or the Outside Areas which may be required by Laws only if such Alterations are required solely as a result of the specific nature of Tenant’s use of the Premises or any other Alterations made to the Premises by Tenant. If any Alterations to the Premises and/or the Outside Areas are required by any Laws and such Alterations are not required solely as a result of the specific nature of Tenant’s use of the Premises or any other Alterations made to the Premises by Tenant, then Landlord shall make the required Alterations to the Premises and/or the Outside Areas and the cost of such Alterations shall be included in Operating Expenses as provided in Paragraph 16.3 above.

17. Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant and hereby indemnifies and holds Landlord and Landlord’s Agents harmless from all liability and cost, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice reasonably deemed proper by Landlord. If Tenant fails to so remove any such lien within the prescribed ten (10) day period, then Landlord may do so, and Tenant shall reimburse Landlord upon demand. Such reimbursement shall include all sums incurred by Landlord including Landlord’s reasonable attorneys’ fees, with interest thereon at the Interest Rate.

18. Landlord’s Right to Enter the Premises. Tenant shall permit Landlord and Landlord’s Agents to enter the Premises at all reasonable times with no less than one (1) business day prior written notice, except for emergencies in which case no notice shall be required, to inspect the same, to post Notices of Nonresponsibility and similar notices, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant’s obligations hereunder when Tenant has failed to do so within a reasonable time after written notice from Landlord, and at any reasonable time within one hundred eighty (180) days prior to the expiration of the Term, to place upon the Building or in the Outside Area ordinary “For Lease” signs and to show the Premises to prospective tenants. The above rights are subject to reasonable security regulations of Tenant, and to the requirement that Landlord shall at all times act in a manner to cause the least possible interference with Tenant’s business.

19. Signs. Subject to Tenant’s receipt of all necessary governmental approvals and Landlord’s reasonable approval of the size, design, materials, and location for Tenant’s proposed signage, Tenant shall have the right, at Tenant’s sole cost and expense, to install Tenant identification signage on the Building façade. Tenant shall also have the right to install a monument sign in the Outside Area for Tenant’s exclusive use subject to Tenant’s receipt of all necessary approvals from the City of Sunnyvale and Landlord’s approval as to the size, design, materials and location of such monument sign, which approval by Landlord shall not be unreasonably withheld or delayed. Tenant shall use Landlord’s signage contractor, or a contractor approved by Landlord for the installation of any signage on the Building or the monument sign. All costs associated with Tenant’s signage, including installation, maintenance, repair and removal, shall be paid by Tenant. Tenant shall remove all of its signage from the Building and/or the monument sign upon the expiration or sooner termination of this Lease and shall repair any damage to the Building and/or the monument sign caused by the installation and/or removal of Tenant’s signage. At the expiration or sooner termination of this Lease, at Landlord’s election Tenant shall surrender the monument sign to Landlord (with Tenant’s identification signage removed) and in such event the monument sign shall be and become the property of Landlord without any compensation to Tenant therefor, or Landlord may require Tenant to remove the monument sign from the Outside Area and restore those portions of the Outside Area affected by the installation or removal of the monument sign to the condition existing as of the installation of the monument sign, ordinary wear and tear and damage by casualty or condemnation excepted. Landlord shall notify Tenant of Landlord’s election at least thirty (30) days prior to the expiration of the Term. If Tenant fails to maintain its signs, or, if Tenant fails to remove its signs (or the monument sign if required to do so by Landlord) upon termination of this Lease, Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amounts shall be deemed Additional Rent.

20. Insurance.

20.1 Tenant’s Indemnification. Subject to the provisions of Paragraph 21, Tenant agrees to indemnify, defend, and hold harmless Landlord and Landlord’s property manager and their respective officers, directors, partners, members, employees and affiliates from and against any and all demands, claims, causes of action, judgments, obligations, or liabilities, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys' fees) on account of, or arising out of, the condition, use, or occupancy of the Premises, except to the extent arising out of Landlord’s or Landlord’s Agents’ breach of this Lease, negligence, or willful misconduct. This Lease is made on the express condition that Landlord and Landlord’s property manager and their respective officers, directors, partners, members, employees and affiliates shall not be liable for, or suffer loss by reason of, injury to property, from whatever cause, in any way connected with the condition, use, or occupancy of the Premises, specifically including, without limitation, any liability for injury to the property of Tenant, its agents, officers, employees, licensees, and invitees. Tenant agrees that the obligations assumed herein shall survive this Lease.

20.2 Tenant’s Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers, as defined in Paragraph 20.6, which afford the coverage set forth below.

20.2.1 Liability. Commercial general liability insurance insuring Tenant and Landlord and Landlord’s property manager and their respective officers, directors, partners, members, employees and affiliates, with cross-liability endorsements, against any liability arising out of the condition, use, or occupancy of the Premises and all areas appurtenant thereto, including parking areas. Such insurance shall be in an amount not less than Three Million Dollars ($3,000,000) per occurrence for bodily injury and physical damage to property and Five Million Dollars ($5,000,000) general aggregate limit. Prior to possession, Tenant shall deliver to Landlord a certificate of insurance evidencing the existence of the policy which (1) names Landlord and Landlord’s property manager and their respective officers, directors, partners, members, and affiliates as additional insureds, (2) insures performance of the indemnity set forth in Paragraph 20.1, and (3) coverage is primary and non-contributing with any similar insurance maintained by Landlord and any such coverage by Landlord is in excess thereto.

20.2.2 Personal Property. Special form property insurance (including, without limitation, vandalism, malicious mischief, and sprinkler leakage endorsement) on Tenant’s Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost and shall be in a form providing coverage comparable to the coverage provided in the standard ISO special form.

20.3.3 Worker’s Compensation Insurance. Worker’s compensation insurance and any other employer’s liability insurance sufficient to comply with applicable Laws. Such policy shall contain a waiver of subrogation in favor of Landlord and Landlord’s property manager.

20.3 Landlord’s Insurance. During the Term, Landlord shall maintain a policy or policies of (i) special form property insurance covering loss or damage to the Project, in the amount of the full replacement value thereof, and, at Landlord’s option, earthquake and/or flood insurance, and (ii) commercial general liability insurance. Landlord’s insurance may also include insurance against loss of rents on a special form basis, including earthquake, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. Tenant shall pay to Landlord the annual cost of such insurance as an Operating Expense.

20.4 Insurance Requirements. All insurance shall be in a form reasonably satisfactory to Landlord and shall be carried with companies that have a general policy holder’s rating of not less than “A-” and a financial rating of not less than Class “VII” in the most current edition of A.M. Best’s Insurance Reports; and shall be primary as to Landlord. The policy or policies, or duly executed certificates for them, shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days following renewal of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, upon fifteen (15) days advance written notice to Tenant, order such insurance, sufficient to cover Tenant’s liabilities to Landlord, at Tenant’s expense and Tenant shall reimburse Landlord. Such reimbursement shall include all sums incurred by Landlord, including Landlord’s reasonable attorneys’ fees and costs, with interest thereon at the Interest Rate.

20.5 Landlord’s Disclaimer. Without affecting Tenant’s right to abatement as expressly provided in this Lease, Landlord and Landlord’s Agents shall not be liable to Tenant for any loss or damage to Tenant’s property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Building, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other cause whatsoever. Tenant shall give prompt written notice to Landlord in case of a casualty, accident or repair needed in the Premises.

21. Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby release each other and their respective agents, employees, successors, assignees and subtenants from damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by a standard ISO form policy of special form property insurance, without regard to the negligence or misconduct of the person or entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver and release contained in this paragraph. Each party shall cause each insurance policy it obtains to provide that the insurer thereunder waives all recovery by way of subrogation as required herein in connection with any injury or damage covered by such policy.

22. Damage or Destruction.

22.1 Partial Damage Insured. If the Premises are damaged by any casualty which is covered under the special form insurance required to be carried by Landlord pursuant to Paragraph 20.4, then Landlord shall restore such damage, provided insurance proceeds are available to pay at least ninety-five percent (95%) or more of the cost of restoration and provided such restoration can be completed within one hundred eighty (180) days after the date of the casualty in the reasonable opinion of a registered architect or engineer appointed by Landlord for such determination. If insurance proceeds are not available to cover ninety-five percent (95%) or more of the cost of restoration or the estimated period for restoration exceeds one hundred eighty (180) days, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after such determination of the estimated period for restoration. If Landlord does not elect to terminate this Lease, this Lease shall continue in full force and effect, except that Tenant shall be entitled to a proportionate reduction of net Rent from the date of such casualty until the date the Premises are fully restored based upon the extent to which the casualty or such restoration efforts renders the Premises untenantable. Any dispute between Landlord and Tenant as to the amount of such Rent reduction shall be resolved by arbitration, and such arbitration shall comply with and be governed by the California Arbitration Act Sections 1280 through 1294.2 of the California Code of Civil Procedure. If the architect or engineer determines that the Premises cannot be restored within one hundred eighty (180) days after the date of the casualty, Tenant shall have the right to terminate this Lease by written notice to Landlord within forty-five (45) days after receipt of written notice of the estimated repair period. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible. If neither Landlord nor Tenant terminates this Lease as permitted herein, Landlord shall promptly commence the process of obtaining the necessary permits and approvals and repair the Premises and the Tenant Improvements and, if affected by such casualty, the parking areas and any portion of the Outside Areas required to access the Premises. If, however, this Lease is terminated by either party, Landlord shall refund to Tenant any Rent previously paid by Tenant that is allocable to the period after the date of damage or destruction.

22.2 Partial Damage – Uninsured. If the Premises are damaged by a risk not required to be covered by Landlord’s insurance, or the proceeds of available insurance are less than ninety-five percent (95%) of the cost of restoration, then Landlord shall have the option either to: (i) repair or restore such damage, this Lease continuing in full force and effect, but the net Rent to be proportionately abated as provided in Paragraph 22.1; or (ii) give notice to Tenant at any time within thirty (30) days after such damage terminating this Lease as of a date to be specified in such notice, which date shall be not less than thirty (30) nor more than sixty (60) days after giving such notice. If notice of termination is given, this Lease shall expire and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the Monthly Rent, reduced by any proportionate reduction based upon the extent, if any, to which such damage causes the Premises to be untenantable, shall be paid to the date of such termination. If the architect or engineer determines that the Premises cannot be restored within one hundred eighty (180) days after the date of the casualty, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days after receipt of written notice of the estimated repair period. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction. If neither Landlord nor Tenant terminates this Lease as permitted herein, Landlord shall promptly commence the process of obtaining the necessary permits and approvals and repair the Premises and the Tenant Improvements and, if affected by such casualty, the parking areas and any portion of the Outside Areas required to access the Premises. If, however, this Lease is terminated by either party, Landlord shall refund to Tenant any Rent previously paid by Tenant that is allocable to the period after the date of damage or destruction.

22.3 Total Destruction. If the Premises are totally destroyed or the Premises cannot be reasonably restored under applicable laws and regulations or due to the presence of hazardous factors such as earthquake faults, chemical waste and similar dangers, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective the date of the damage.

22.4 Landlord’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of any paneling, decorations, partitions, railings, floor coverings, office fixtures which are Alterations or Personal Property installed in the Premises by Tenant or at the expense of Tenant, except for the original Tenant Improvements. Except for abatement of Rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises, except as expressly provided herein.

22.5 Damage Near End of Term. Anything herein to the contrary notwithstanding, if the Premises are destroyed or significantly damaged during the last twelve (12) months of the Term, then Landlord may cancel and terminate this Lease as of the date of the occurrence of such damage. If such damage substantially interferes with Tenant’s use of the Premises, then Tenant may cancel and terminate this Lease as of the date of the occurrence of such damage. If neither Landlord nor Tenant elects to so terminate this Lease, the repair of such damage shall be governed by the other provisions of this Paragraph 22.

23. Condemnation. If title to all of the Premises or so much thereof is taken or appropriated for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not, in Landlord’s and Tenant’s mutual reasonable judgment, result in the Premises being suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or Building or part thereof be taken, provided that if the parties disagree, the Lease shall not terminate and the issue as to whether the remaining Premises are suitable for Tenant’s continued occupancy for the uses permitted by this Lease shall be submitted into arbitration and such arbitration shall comply and be governed by the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Paragraph 23. If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken. If the Premises is so partially taken the Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant’s use and occupancy of the Premises is reduced. If the parties disagree as to the suitability of the Premises for Tenant’s continued occupancy or the amount of any applicable Rent reduction, the matter shall be resolved by arbitration. No award for any partial or entire taking shall be apportioned. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s Personal Property, for the interruption of Tenant’s business, or its moving costs, or for the loss of its good will. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent except to the extent of interference with Tenant’s use of the Premises; provided, however, that in any event Rent shall not be abated if Tenant is separately and directly compensated for such interference by the condemning authority. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Paragraph 23.

24. Assignment and Subletting.

24.1 Landlord’s Consent. Except as permitted under Paragraph 24.5 below, Tenant shall not enter into a Sublet without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and shall be deemed a material default of this Lease. Each Subtenant shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Notwithstanding anything contained herein, Tenant shall not be released from personal liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Sublet unless Landlord specifically grants such release in writing.

24.2 Information to Be Furnished. If Tenant desires at any time to Sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed Subtenant’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Subtenant.

24.3 Landlord’s Alternatives. At any time within ten (10) business days after Landlord’s receipt of the information specified in Paragraph 24.2, Landlord may, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant or (ii) to refuse its consent to the Sublet, or (iii) in connection with a Sublet of all or substantially all of the Premises for all or substantially all of the remaining Term, to terminate this Lease. If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord pursuant to Paragraph 24.2.

24.4 Executed Counterpart. No Sublet shall be valid, nor shall any Subtenant take possession of the Premises until an executed counterpart of the Sublet agreement has been delivered to Landlord.

24.5 Exempt Sublets. Notwithstanding the above, Landlord’s prior written consent shall not be required for a Sublet to an entity that controls, is controlled by, or is under common control with, Tenant, or an entity into which Tenant merges or consolidates, or to a purchaser of all or substantially all of the assets or stock of Tenant, provided that Tenant gives Landlord prior written notice of the name of any such Subtenant and, in the event of an assignment (i) the assignee has a net worth, at the time of the assignment, that is equal to or greater than the net worth of Tenant immediately prior to such assignment; and (ii) the assignee assumes, in writing, for the benefit of Landlord all of Tenant’s obligations under the Lease. For the avoidance of doubt, Landlord’s rights under Section 24.3(iii) shall not apply to a Sublet pursuant to this Section 24.5.

24.6 Sublet Profits. Except as provided in Paragraph 24.5, if the Rent received by Tenant from any Sublet, after first deducting any legal fees, brokerage commissions and tenant improvement costs incurred by Tenant in connection with the Sublet, exceeds the Rent payable by Tenant under this Lease, Tenant shall pay fifty percent (50%) of such excess to Landlord monthly as Additional Rent.

25. Default.

25.1 Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following events shall occur (a “Default”):

25.1.1 If Tenant fails to pay Rent or any other sum required to be paid hereunder within three (3) business days after written notice from Landlord; provided, however, that any such notice given pursuant to the requirements of Section 1161 of the California Code of Civil Procedure regarding unlawful detainer actions shall be deemed to be in lieu of, and not in addition to, any notice that may be required hereunder; or

25.1.2 If Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

25.1.3 If Tenant assigns its assets for the benefit of its creditors; or

25.1.4 If a court shall make or enter any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

25.2 Remedies. Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

25.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

25.2.2 Landlord may terminate this Lease and Tenant’s right to possession of the Premises at any time by giving written notice to that effect and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, and expenses of cleaning the Premises required by the reletting costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to remove all Tenant’s Personal Property and store same at Tenant’s cost and to recover from Tenant as damages:

(a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other actual and reasonable costs incurred by Landlord proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs of expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Paragraphs 25.2.2(a) and 25.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Paragraph 25.2.2(c) is computed by discounting such amount at the Prime Rate plus one percent (1%).

25.2.3 To the extent permitted by applicable Law, Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 25.2.3 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

25.3 Landlord’s Default. If Landlord shall default in the performance of any obligation required to be performed by this Lease, then Tenant shall deliver written notice to Landlord specifying the nature of such default. If Landlord fails to cure such default within thirty (30) days after receipt of such notice by Tenant (or if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion), then Tenant will have the right, regardless if such default is subsequently cured after the applicable cure period, to exercise any and all remedies available to Tenant at law or in equity or as otherwise specifically provided in this Lease.

26. Subordination. This Lease is subject and subordinate to ground and underlying liens, leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, if the holder or holders (“Holder”) of any Encumbrance shall require that this Lease to be prior and superior thereto, then within fifteen (15) days after Landlord’s written request, Tenant shall execute, have acknowledged and deliver any and all reasonable documents or instruments which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which may hereafter be executed covering the Premises, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof. Tenant’s failure to deliver any such documents or instruments within fifteen (15) days after Landlord’s written request therefor shall be deemed a Default if not cured within five (5) days after Tenant’s receipt of written notice of such default. Within fifteen (15) days after Tenant’s written request, Landlord shall execute and deliver any and all reasonable documents or instruments which Tenant’s lenders or investors require with respect to collateral that is owned by Tenant and located in the Premises (the “Collateral”). Such documents may include, without limitation, an acknowledgement of such lender’s or investor’s lien in the Collateral and a provision permitting such lender or investor access to the Premises in order to access such Collateral.

27. Notices. Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by U.S. mail, by Federal Express or other reputable overnight courier service. If given by U.S. mail, such notice shall be deemed to have been given until three (3) business days have elapsed from the time when such notice was deposited in the United States mail, registered or certified, and postage prepaid, addressed to the party to be served. If given by overnight courier service, such notice shall be deemed to be effective upon the next business day after deposit with the courier service. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth on page 1 of this Lease. Either party may change its address by giving notice of same in accordance with this Paragraph 27.

28. Attorneys’ Fees. If either party brings any action, legal proceeding or arbitration proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs.

29. Tenant Statements. Tenant shall within ten (10) business days following written request by Landlord:

29.1
Estoppel Certificates. Execute and deliver to Landlord estoppel certificates in the form required by Landlord: (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, and the date to which the Rent and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s then-current actual knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, and (c) otherwise evidencing the status of the Lease as may be reasonably required either by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord. Tenant’s failure to deliver an estoppel certificate within ten (10) business days after Landlord’s written request shall constitute a Default if not cured within five (5) days after Tenant’s receipt of written notice of such default.
29.2
Financial Statements. If Tenant is not a reporting company under the Securities

Act of 1934, Tenant shall, within five (5) days of Landlord’s demand in connection with a sale or financial of the Project (or any portion thereof), deliver to Landlord the financial statements of Tenant for the current year (YTD) and the financial statements for the immediately prior year, all prepared in accordance with generally accepted accounting principles.

30. Transfer of the Property by Landlord. In the event of any conveyance of all or any portion of the Property and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment, provided such transferee assumes Landlord’s obligations under this Lease, and Tenant agrees to attorn to such transferee.

31. Landlord’s Right to Perform Tenant’s Covenants. If Tenant fails to perform any required repairs and maintenance under this Lease, or to perform any of its obligations under this Lease to comply with any Laws relating to the use or occupancy of the Premises, provided that Landlord has delivered to Tenant written notice and a reasonable opportunity to perform such obligations, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, perform such act to the extent Landlord may deem necessary for compliance with this Lease, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant pursuant to Paragraph 16.4 within ten (10) days following receipt of written demand by Landlord, together with interest thereon at the Interest Rate from the date Tenant is required to make payment pursuant to Paragraph 16.4, plus collection costs and attorneys’ fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

32. Tenant’s Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of rent or other income or proceeds from the Property received by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Property, and neither Landlord nor Landlord’s Agents shall be liable for any deficiency.

33. Mortgagee Protection. If Landlord defaults under this Lease, Tenant will provide a copy of any default notice delivered to Landlord by registered or certified mail to any Holder, of whom Tenant has been notified in writing, and offer such beneficiary or mortgagee the opportunity to cure the default within the time periods set forth herein.

34. Brokers. Tenant and Landlord warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, other than the brokers described in Paragraph 1.9 above, and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant and Landlord each agree to defend, indemnify and hold the other party from and against any and all liabilities or expenses, including attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual for commissions or fees on the basis of the acts or omissions of the indemnifying party. Landlord hereby discloses to Tenant that Steve Horton of Cushman & Wakefield USA, Inc., who will receive a commission in connection with this Lease, has a membership interest in Landlord.

35. Acceptance. Under no circumstances shall delivery of this Lease be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. Subject to Paragraph 26, this Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

36. Recording. Neither party shall record this Lease.

37. Modifications for Lender. If, in connection with obtaining financing for the Property or any portion thereof, Landlord’s lender shall request reasonable modification to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not adversely affect Tenant’s rights or obligations hereunder and are reasonably and customarily required by lenders in similar transactions.

38. Parking. Tenant shall have the non-exclusive right to use fifty-three (53) on-site vehicular parking spaces on the Property at no additional cost to Tenant, except that any fees or charges that may be levied or assessed by any governmental agency in connection with the use of the parking facilities at the Property shall be included in the Operating Expenses payable by Tenant.

39. General.

39.1 Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

39.2 Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.

39.3 Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

39.4 Separability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

39.5 Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

39.6 Terminology. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. When a consent is not to be unreasonably withheld under this Lease, it shall also mean that it is not to be unreasonably conditioned or delayed. Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

39.7 Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

39.8 Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent hereunder by Tenant shall not be deemed to be a waiver of any preceding breach at the time of acceptance or making of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant as applicable.

39.9 Entire Agreement. This Lease and the Subordination Non-Disturbance and Attornment Agreement are the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

39.10 Authority. If Tenant is a corporation or a partnership, Tenant represents and warrants that each individual executing this Lease on behalf of said corporation or partnership, as the case may be, is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms.

39.11 Force Majeure. Landlord and Tenant shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from doing so by cause or causes beyond their respective absolute control which shall include, without limitation, all labor disputes, civil commotion, civil disorder, riot, civil disturbance, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, orders, moratoriums or controls, other governmental action (or failure to act), fire or other casualty, inability to obtain any material or services or Acts of God (collectively, “Force Majeure”); provided, however, that in no event shall Tenant be excused from its obligation to pay the Rent due hereunder as and when due.

39.12 Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

THIS LEASE is effective as of the date the last signatory necessary to execute the Lease shall have executed this Lease.

LANDLORD
WTA Pastoria II, LLC,
a California limited liability company

By:	/s/ Michelle Dillabough
Michelle Dillabough, Co-Trustee of The CW Descendant’s Trust U/T/A dated October 31, 2016, Managing Member

TENANT

Ceribell, Inc.,
a Delaware corporation

By:	/s/ Scott Blumberg

Name:

Title:

By:	/s/ Dan Rogy

Name:

Title: